EXHIBIT 99.1

For immediate release
June 15, 2012
Media Contact: Dorothy Schnure: Office (802) 655-8418

PSB: CV-GMP MERGER PROVIDES “HISTORIC OPPORTUNITY” FOR SAVINGS

Vermont regulator approves merger of GMP and CVPS,
creating the new Green Mountain Power

COLCHESTER, VT.... The Vermont Public Service Board (PSB) today approved an historic combination of Green Mountain Power and Central Vermont Public Service (NYSE: CV). After more than nine months of testimony and extensive deliberations, the PSB said the merger would benefit customers and be in the public good. The approval is an important step in creating one utility that will provide hundreds of millions of dollars of savings and other benefits for its Vermont consumers. A formal closing is expected in late June.

In its order the PSB said, “The Proposed Transaction represents an historic opportunity to achieve significant, immediate and enduring benefits for all retail customers of CVPS and GMP, Vermont’s two largest electric utilities.”

BOON TO VERMONT ECONOMY
“This once-in-a-lifetime opportunity will save customers money and create additional significant benefits to customers of both utilities,” said Mary Powell, president and chief executive officer of Green Mountain Power. "Our guaranteed cost savings and reliability improvements will help our customers with their own household and business budgets, and be a boon to Vermont’s economy at a time when it is critically needed. We have set a goal to become the best small utility in the country, and with this regulatory approval, we can begin the work to make that goal a reality."

Many of GMP's customers look forward to the merger benefits."This merger will be good for our business because the guaranteed savings that must be returned to customers will help to lower our energy costs, which is a critical component of helping us achieve success and be competitive with low electricity rates in other parts of the country," said Paul Frascoia, CEO and President of Fab-Tech, Incorporated, of Colchester, Vermont.

The PSB said the new company will provide unique benefits that could only result from combining the two Vermont utilities. Through more efficient operations, achieved without forced relocations or layoffs except some executives, Green Mountain Power has guaranteed rate savings of $144 million over the next 10 years, with even greater savings continuing after that. Those savings will be seen through rates for customers that will be lower than they would otherwise have been, with required PSB reviews to ensure customer savings are achieved.

Larry Reilly, president and CEO of CVPS, said the merger was long overdue.  “CVPS and GMP are among the best small utilities in America today, but together the men and women of the new GMP will be better positioned to serve our neighbors across Vermont,” Mr. Reilly said.  “There is justifiable pride in our record of customer service, reliability and storm response at CVPS, but I am confident that our employees will work with their new co-workers at GMP to provide even greater service levels in the years ahead.  And I am confident that GMP will continue and expand CV’s commitment to the communities we have traditionally served, including Rutland.”

NEW STRUCTURE BRINGS MULTIPLE BENEFITS FOR CONSUMERS
The combined utility will provide other important features for customers and Vermont. It will transfer 38 percent of its ownership in VELCO to a public trust, ensuring that ownership and control of VELCO will remain with Vermont entities. The transfer of stock to the Vermont Low Income Trust for Electricity (VLITE) will generate an annual dividend of $1 million that the PSB has directed in its order will “fund projects and initiatives that further the energy policies of the State of Vermont.”

The PSB approval incorporates the agreement that GMP reached with the Vermont Department of Public Service that increased the benefits to Vermonters from $144 million to $177 million by providing more benefits to customers sooner than originally proposed, increasing Vermonters’ voice in the control of VELCO, investing millions of dollars in efficiency and weatherization to benefit customers, and setting a higher reliability standard that the new company must achieve.

Green Mountain Power will continue the historic commitment that CVPS has to its hometown by locating the Headquarters for Operations and Energy Innovation in Rutland. In addition, Green Mountain Power will build upon CVPS’s extensive community support efforts, and will support economic development and job creation opportunities in Rutland. And consistent with GMP’s leadership in solar and wind, the company has committed to making Rutland Vermont’s “Solar City.”

In addition to the financial benefits for customers, this new chapter of a combined CVPS and GMP will improve reliability and service for Vermonters.  A contiguous service territory and one operations headquarters will streamline storm response to restore power faster and reduce the overall frequency and duration of outages.  Also, with the benefit of the combined utility’s information technology resources, it will be able to move basic services online more swiftly, and allow customer service representatives to provide more personalized service, which will be especially important for the implementation of the statewide Smart Grid initiative.

“The talented and dedicated workforce at the new Green Mountain Power is excited about the many new ways we can provide significant value to our customers,” Ms. Powell said. “Our mutual deep commitment to our communities and to all our customers will help us be successful in achieving the guaranteed benefits to Vermonters so that we will become the best small utility in America."

About Green Mountain Power
Green Mountain Power generates, transmits, distributes and sells electricity in Vermont and is a leader in wind and solar generation. www.greenmountainpower.com.